UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

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SED INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-35094	22-2715444
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3505 Newpoint Place, Suite 450
Lawrenceville, Georgia	30043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 243-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On March 13, 2014, SED International Holdings, Inc. and SED International, Inc. (the “Borrowers”) entered into an Eleventh Amendment to Loan and Security Agreement with Wells Fargo Bank, National Association (the “Eleventh Amendment”), which amends the Loan and Security Agreement, dated September 21, 2005 (the “Loan Agreement”), by and among the Borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as agent for the lenders (the “Agent”).

The Eleventh Amendment, among other things, reduces the amount of credit available to the Borrowers under the Loan Agreement for revolving loans from $60.0 million to $7.5 million and reduces the Special Availability Reserve (also known as a credit block) from $5.0 million to $3.75 million.

The Borrowers expect that the Agent will continue to impose the full credit blocks available to it under the Loan Agreement.

As of the date hereof, after taking into account the credit blocks available to the Agent, the aggregate amount available for the Borrowers to borrow under the Loan Agreement is approximately $3.5 million. Based on its asset borrowing base as of the date hereof, the Company currently may borrow up to a total amount of approximately $1.8 million under the Loan Agreement.

Item 9.01.   Financial Statements and Exhibits.

10.1	Eleventh Amendment to Loan and Security Agreement, dated March 13, 2014, by and among SED International Holdings, Inc., SED International, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SED International Holdings, Inc.

By:	/s/ Hesham M. Gad
Hesham M. Gad Chief Executive Officer

Date: March 14, 2014